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                                                                    Exhibit 99.1

           S1 CORPORATION ANNOUNCES COMMITMENT TO COMMUNITY FINANCIAL
                INSTITUTIONS THROUGH ACQUISITION OF Q UP SYSTEMS

   -- S1 leverages expertise of Q UP Systems to strengthen its presence in the rapidly growing community financial services market and
               further solidifies industry leadership position --

         ATLANTA, MARCH 6, 2000 - S1 Corporation (NASDAQ: SONE), a leading provider of Internet-based solutions for the financial services industry, today announced that it is strengthening its commitment to support the rapidly expanding market of online community financial services. To advance this strategic effort, S1 announced today its intent to acquire privately held Q UP Systems (Austin, TX), a leading provider of proven Internet banking and e-commerce portal solutions to community banks, credit unions and savings and loan institutions nationwide. Under the terms of the agreement, S1 will acquire Q UP Systems for approximately 2.4 million shares of S1 common stock and will issue approximately 1.4 million S1 options in exchange for options held by existing Q UP employees. Upon closing, Q UP Systems will be a wholly owned subsidiary of S1 Corporation.

         "The community banking and brokerage market is one of the highest growth segments in the financial services industry and is a segment that can greatly benefit from a strong Internet presence," said James S. Mahan III, CEO of S1 Corporation. "We identified a tremendous opportunity to build upon our offerings to this market through the acquisition of a clear industry leader. The many synergies, including market vision, product strategy, business model and management style, that we identified in the Q UP team made the company a perfect fit for S1. We intend to fully leverage these synergies to address the specific needs of this distinct financial services market, by equipping institutions with the solutions they need to gain competitive advantages and increase revenue opportunities."

         S1's decision to acquire Q UP Systems was driven by Q UP Systems' strong track record of success since its founding in 1995. This success is the result of several factors, including the depth and character of the company's management team, its understanding of the special regulatory, competitive and customer needs of community financial institutions, and its vision for the future of the market. The company also has a strong customer base of more than 350 financial institutions that have selected Q UP Systems' robust and user friendly NT-based Internet banking solutions.

         According to Robert H. (Hank) Seale III, CEO of Q UP Systems, "We are excited about the value that S1 will bring to our customers in the community financial services market, which is rapidly embracing the Internet as a business strategy to better serve and retain its customers. We will remain focused on servicing the specific needs of this segment, and we intend to draw on the many strengths in combining with S1, such as financial portal content and capabilities, additional capital resources, and a strong R&D model."

         As a result of this acquisition, S1 believes it is the only vendor to offer a broad choice of platforms, functionality and implementation options to banks, brokerage firms and insurance companies. Through Q UP, S1 will now address the specific needs of community financial institutions (typically institutions with less than $10 billion in assets) with an off-the-shelf NT-based Internet banking application. For other customers, S1 will continue to offer its NT-based Retail Banking Suite, as well as its UNIX-based Consumer Suite. Combining Q UP Systems' NT resources and customer base with S1's existing NT presence, S1 now becomes the industry's largest provider of NT-based Internet banking solutions. All of these applications can be implemented on-premise at the customer's site or in S1's state-of-the-art Data Center that is designed to support traditional and emerging Internet technologies. Additionally, S1 will continue to support its channel and core processing partners, such as M&I, Fiserv and NCR, through the existing S1 business operation and channel sales team.

         "The community financial services market represents an immense opportunity for vendors who can cater to the unique needs of the financial institutions that inhabit this space," said Laura Starita, an analyst with GartnerGroup, a Stamford, CT-based research & consulting firm.
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"Community retail financial institutions, with under $1 billion in deposits, make up approximately 95% of the total banks in the U.S. However, only 4% of these banks currently offer their customers transactional services via the Internet, leaving the door wide-open for vendors of online financial solutions who can effectively sell into this market."

         As a wholly owned subsidiary of S1 Corporation, Q UP will maintain its brand and position itself as Q UP, An S1 Company. The deal is expected to close during the second quarter of 2000. The closing of the transaction is subject to customary closing conditions and is subject to mutual diligence to be completed by March 15, 2000.

                           Forward-looking statements

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified in the Company's filings with the Securities and Exchange Commission, press releases and other public communications. In addition, nothing in the press release should be viewed as an update or comment on earlier forward looking statements provided by S1 Corporation. As noted above, because actual results, performance or developments may differ materially from forward-looking statements, S1 will not update such statements over the course of future periods.


ABOUT Q UP SYSTEMS

Q UP Systems, Inc., founded in 1995 and headquartered in Austin, TX, is a leading provider of Internet banking and E-Commerce solutions to community financial institutions nationwide. Q UP is distinguished by superior service and on-site or data center capabilities customized to the unique needs of each bank. One of the first companies to provide Internet banking, Internet-based cash management and financial portal solutions, Q UP is recognized as a leader and trusted vendor in "Helping our customers create customers for life." Visit Q UP Systems at www.qup.com, e-mail info@qup.com, or call 512/336-3000.

ABOUT S1 CORPORATION

S1 (Nasdaq:SONE), the pioneer of Internet banking, is today's leading global provider of innovative Internet-based financial services solutions. S1 offers a broad range of applications that empower financial organizations to increase revenue, strengthen customer relationships and gain competitive advantage by meeting the evolving needs of their customers across various lines of business, market segments and delivery channels. Through its professional services organization, S1's applications can be implemented in-house or outsourced to the S1 Data Center. Additional information about S1 is available at http://www.s1.com.

The Company will hold a conference call to discuss the transaction at 5:00 PM EST on March 6, 2000. S1 will broadcast the call over the Internet at Vcall. To listen to the conference call, go to http://www.vcall.com/auto/companies/s1corporation/default.htm.